EXHIBIT 10.1

SEQUOIA ENTERPRISES, L.P.

VESSEL PARTNERS, L.P.

April 29, 2009

BDO Seidman, LLP

Ladies and gentlemen:

In connection with BDO Seidman, LLP’s audit of the consolidated financial statements of Diedrich Coffee, Inc. (the “Company”) as of and for the year ended June 25, 2008, Sequoia Enterprises, L.P. (“Sequoia”) and Vessel Partners, L.P. (“Vessel” and collectively with Sequoia, the “Lenders”) make the following commitments. This letter amends, restates and supersedes the Lenders’ letters to you dated as of October 8, 2008, November 10, 2008, January 23, 2009 and March 27, 2009.

1.	The Lenders commit to provide additional financial support to the Company on commercially acceptable terms not to exceed $5 million (the “Commitment Cap”) until April 8, 2010. Such amount will provide cash flow sufficient to operate the Company on a going concern basis during that period.

2.	To evidence the commitment in the paragraph above, the Lenders will enter into a commitment letter or note agreement not to exceed the Commitment Cap with the Company (the “Company Agreement”) as soon as possible and no later than June 30, 2009.

3.	The Lenders will not require that the Company agree to any covenants more onerous than those presently existing in the agreements between the Company and Sequoia.

4.	The Lenders have the intent and the ability to fully fund the financial commitments that are outlined in this letter.

5.	I have the authority as the General Partner of each of Sequoia Enterprises, L.P. and Vessel Partners, L.P. to make investment decisions and financial commitments outlined in this letter.

6.	The Commitment Cap hereunder and under the Company Agreement shall automatically be reduced by the amount of gross proceeds from one or more transactions and by the amount of availability under one or more credit or loan agreements with parties other than the Lenders. When the Commitment Cap is reduced to zero, the Lenders’ commitments set forth in this letter shall immediately cease and terminate.

Sincerely,

/s/ Paul Heeschen
Paul Heeschen General Partner, Sequoia Enterprises, L.P. General Partner, Vessel Partners, L.P.